Exhibit 99.1

Customers Bank SM
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
James D. Hogan, CFO 484-359-7113

CUSTOMERS BANCORP ANNOUNCES STRONG OPERATING RESULTS FOR YEAR END 2012

Wyomissing, PA – January 31, 2013 – Customers Bancorp, Inc. (CUUU) today reported record net income of $7,566,000 or $.40 per diluted share for the fourth quarter of 2012.  For the year 2012, net income was $23,818,000 or $1.73 per diluted share.  Highlights for the fourth quarter 2012 included:

•	Net income increased 137.8% over the same quarter in 2011.

•	Diluted EPS increased 48.1% over the same quarter in 2011.

•	Net income for the full year of 2012 increased 496.9% over the full year of 2011, diluted EPS in 2012 was up 343.6% over 2011.

•	ROA was 1.06% for the fourth quarter of 2012 versus 0.66% for the fourth quarter of 2011. ROE was 11.32% in the fourth quarter of 2012 versus 8.47% in the fourth quarter 2011.

•	For the full year of 2012, ROA was 1.02% and ROE was 12.69%.

•	Capital ratios remained strong with Tier 1 Leverage of 9.31% and Total Risk Based Capital1 of 11.65% at December 31, 2012.

•	Asset quality remained strong. NPA’s in originated portfolio were only $22.3 million or 0.79% of average assets at December 31, 2012.

•	The Provision for Loan Losses was $16.3 million for the full year of 2012 versus $9.5 million for the full year of 2011.

Jay Sidhu, Chairman and CEO of Customers Bancorp, Inc., stated “2012 was a remarkable year for the bank.  We are pleased with our performance both in terms of income, loan and deposit growth, capital ratios, and asset quality.  During 2012, net loans, including loans held for sale, grew from $1.501 billion at December 31, 2011 to $2.739 billion at December 31, 2012 an 82.48% growth rate.  Total deposits at December 31, 2011 were $1.583 billion compared to $2.441 billion at the end of 2012, a 54.20% growth rate.  Net income for the year was $23.8 million with diluted EPS of $1.73, compared to net income of $4.0 million and EPS of $.39 for the year 2011.  We continued to build out our infrastructure to provide state of the art banking services to both our retail and business customers.  Despite a sluggish economy, we look forward to 2013 with confidence in our ability to profitably deliver quality banking services to our customers”.

1 Total Risk Based Capital at December 31, 2012 is estimated.

James Hogan, Executive Vice President and CFO, reported “Our fourth quarter earnings included continued strong warehouse lending and other lending activity, which contributed to our revenue growth.  We saw very good growth in multifamily and CRE lending and we expect to continue growing these lines of business.  Commercial and Industrial lending was also strong in the fourth quarter of 2012 and we plan to expand this line of business in 2013”.

In addition, Mr. Sidhu continued, “I want to thank our 255 dedicated and enthusiastic team members for their hard work and efforts to assist our customers in reaching their financial goals.  I am so proud to be associated with such an exceptional group of people and together we will work hard to benefit our customers, communities and shareholders”.

EARNINGS SUMMARY

(dollars in thousands, except per-share data)	YTD 2012	YTD 2011	Percent Change	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 4Q11

Net income attributable to common shareholders	$23,818	$3,990	496.9%	$7,566	$6,636	$3,181	137.8%
Diluted earnings per share	$1.73	$0.39	343.6%	$0.40	$0.51	$0.27	48.1%

Return on average assets (%)	1.02%	0.24%	325.0%	1.06%	1.06%	0.66%	60.6%
Return on average common equity (%)	12.69%	3.06%	314.7%	11.32%	14.81%	8.47%	33.6%
Net interest margin (%)	3.26%	2.47%	32.0%	3.20%	3.81%	3.05%	4.9%
Efficiency ratio (%)	53.89%	74.56%	27.7%	51.44%	37.13%	62.36%	17.5%

Book value per common share (period-end)	$14.60	$13.02	12.14%	$14.60	$14.17	$13.02	12.1%

Net Income

Net income available to common shareholders for Customers Bancorp, Inc. was $7.6 million for the fourth quarter of 2012, 137.8% higher than the $3.2 million for the fourth quarter of 2011 and 14.0% higher than the $6.6 million for the third quarter of 2012. Diluted earnings of $.40 per share for the fourth quarter of 2012 were 48.1% higher than the $.27 per share for the fourth quarter of 2011. Return on average assets and return on average common equity were 1.06% and 11.32%, respectively, for the fourth quarter of 2012, compared with 0.66% and 8.47%, respectively, for the fourth quarter of 2011.

Growth in total net revenue was driven by increases in net interest income and non-interest income. During the third quarter of 2012, the Company recorded an adjustment to net income of $900,000, net of tax, due to conversion to a new software system for purchased credit-impaired (“PCI”) loans that was accounted for as a change in accounting estimate. Included in the adjustment was an increase to net revenues of $8.9 million, offset by increases to provision for loan losses of $7.5 million, and income tax expense of $500,000. Excluding these third quarter adjustments, net income on a linked quarter basis increased by 31.9%.

Net income available to common shareholders increased by 496.9% to $23.8 million for the twelve months ended December 31, 2012 from $4.0 million for the twelve months ended December 31, 2011. The increase in net income on a year-over-year basis was primarily the result of growth in total net revenue, driven by increases in net interest income and non-interest income, in addition to our acquisition of Berkshire Bancorp in the third quarter of 2011.

Loan Growth

Total loans increased by $488.5 million during the fourth quarter of 2012 to $2.7 billion at December 31, 2012, compared to $2.3 billion at September 30, 2012, and $1.5 billion at December 31, 2011. Originated loan growth of $502.7 million in the fourth quarter of 2012 was primarily attributable to growth in warehouse lending of $252.0 million, commercial loans of $100.0 million, and multi-family loans of $152.6 million.

Deposit Growth

Total deposits were $2.4 billion at December 31, 2012, which was 3.9% or $92.6 million higher than deposits at September 30, 2012, and 54.2%, or $857.6 million higher than deposits of $1.6 billion at December 31, 2011. The average cost of deposits fell 10 basis points and 43 basis points, from the third quarter of 2012 and the fourth quarter of 2011, respectively.

Asset Quality

Total non-performing assets in the originated loan portfolio fell by $257,000 from September 30, 2012 to $22.3 million at December 31, 2012.  Other real estate owned in the originated portfolio increased about $620,000 during the fourth quarter to $2.2 million at December 31, 2012 compared to $1.6 million at September 30, 2012. Total non-performing assets in the covered portfolio decreased by $5.0 million to $53.3 million at December 31, 2012 from $58.3 million at September 30, 2012.

The provision for loan losses for the fourth quarter was $1.6 million, a decrease of $8.5 million from the third quarter of 2012, of which $7.5 million is related to the third quarter change in accounting estimate adjustment for PCI loans. The provision for loan losses increased to $16.3 million for the twelve months ended December 31, 2012 from $9.5 million for the same period in 2011.  The year over year increase is primarily related to the increase in the loan portfolio as well as the change in accounting estimate for PCI loans. New originations continue to perform very well with almost no delinquencies.

Net Interest Income

Net interest income was $21.7 million for the fourth quarter of 2012, 54.6% higher than the $14.0 million for the fourth quarter of 2011.  The increase of $7.7 million was primarily the result of growth in the loan portfolio, partially offset by a decrease in interest from investment securities due to a sale of $257.6 million of available-for-sale securities in the second quarter of 2012.

During the fourth quarter of 2012, net interest income decreased by $890,000 from $22.6 million for the third quarter of 2012.  Excluding the third quarter adjustment of $4.5 million to net interest income for the change in accounting estimate for PCI loans, net interest income on a linked quarter basis increased due to growth in the loan portfolio.

Net interest income was $71.8 million for the twelve months ended December 31, 2012, an increase of $33.0 million, or 85.1%, from $38.8 million for the same period in 2011. Growth in warehouse lending of $20.1 million, commercial real estate of $9.2 million, multi-family loans of $5.8 million, and commercial & industrial loans of $1.8 million were the primary drivers of this increase, partially offset by a decrease of $7.5 million in interest from investment securities and a decrease of $785,000 in interest expense on deposits.

Non-Interest Income

Non-interest income for the twelve months ended December 31, 2012 increased $17.8 million, or 132.6%, to $31.2 million, from $13.4 million for the same period in 2011. The increase was primarily from increased mortgage warehouse lending fees, indemnification fees, and other fees related to the third quarter change in accounting estimate adjustments for PCI loans.

Non-interest income for the fourth quarter of 2012 was $4.5 million, a decrease of $5.3 million from the third quarter of 2012, of which $4.5 million is related to the third quarter change in accounting estimate adjustment for PCI loans, and an increase of $138,000 over the $4.3 million of non-interest income in the fourth quarter of 2011.

Non-Interest Expense

Non-interest expense for the twelve months ended December 31, 2012 increased $13.8 million, or 37.3%, to $50.7 million, from $36.9 million for the same period in 2011. The increase was primarily driven by higher costs for staffing and technology infrastructure needed to support the strong loan growth, along with absorbing costs related to the Berkshire acquisition in September 2011 and expenses related to our capital raise and public offering.

BALANCE SHEET HIGHLIGHTS
(dollars in thousands)	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 3Q12	Percent Change 4Q12 vs 4Q11

Cash and cash equivalents	$186,016	$157,510	$73,570	18.1%	152.8%
Investment securities	129,093	130,705	398,684	-1.2%	-67.6%
Loans held for sale	1,439,889	1,187,885	174,999	21.2%	722.8%
Total loans receivable, net	1,298,630	1,062,125	1,326,361	22.3%	-2.1%
Other assets	143,706	115,866	103,918	24.0%	38.3%
Total assets	$3,197,334	$2,654,091	$2,077,532	20.5%	53.9%

Demand deposits, non-interest bearing	$219,687	$213,229	$114,044	3.0%	92.6%
Demand deposits, interest bearing	1,020,946	1,010,654	739,463	1.0%	38.1%
Money market and savings	20,299	21,790	16,922	-6.8%	20.0%
Certificates of deposit	1,179,886	1,102,511	712,760	7.0%	65.5%
Total deposits	2,440,818	2,348,184	1,583,189	3.9%	54.2%
Borrowings	478,000	38,000	338,000	1157.9%	41.4%
Other liabilities	9,041	6,405	8,595	41.2%	5.2%
Total liabilities	2,927,859	2,392,589	1,929,784	22.4%	51.7%
Total shareholders' equity	269,475	261,502	147,748	3.0%	82.4%
Total liabilities and shareholders equity	$3,197,334	$2,654,091	$2,077,532	20.5%	53.9%

INCOME STATEMENT HIGHLIGHTS
(dollars in thousands)	YTD 2012	YTD 2011	Percent Change	4Q 2012	3Q 2012	4Q 2011	Percent Change 4Q12 vs 4Q11

Net interest income	$71,782	$38,781	85.1%	$21,665	$22,555	$14,018	54.6%
Non-interest income	31,230	13,424	132.6%	4,483	9,778	4,345	3.2%
Total net revenue	103,012	52,205	97.3%	26,148	32,333	18,363	42.4%
Non-interest expense	50,651	36,886	37.3%	13,444	12,007	10,707	25.6%
Income before provision and taxes	52,361	15,319	241.8%	12,704	20,326	7,656	65.9%
Provision for loan losses	16,271	9,450	72.2%	1,617	10,116	2,900	-44.2%
Income before tax expense	36,090	5,869	514.9%	11,087	10,210	4,756	133.1%
Income tax expense	12,272	1,835	568.8%	3,521	3,574	1,536	129.2%
Net income	23,818	4,034	490.4%	7,566	6,636	3,220	135.0%
Dividends on preferred stock	-	44	-	-	-	39	-
Net income available to common shareholders	$23,818	$3,990	496.9%	$7,566	$6,636	$3,181	137.8%

LOAN LOSS EXPERIENCE

(dollars in thousands)	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
Allowance for loan losses:
Beginning balance	$(24,974)	$(16,118)	$(15,400)	$(15,032)	$(14,025)
Charge-offs	1,171	1,417	2,106	1,472	1,910
Recoveries	(417)	(157)	(86)	(40)	(17)
Net charge-offs	754	1,260	2,020	1,432	1,893
Provision for loan losses	(1,617)	(10,116)	(2,738)	(1,800)	(2,900)
Ending balance	$(25,837)	(24,974)	$(16,118)	$(15,400)	$(15,032)

Cash reserves	$3,486	$4,092	$5,045	$6,095	$6,534
Allowance to loans	1.95%	2.30%	0.98%	1.17%	1.12%
Net charge offs to average loans	0.07%	0.07%	0.14%	0.11%	0.17%

Originated non-performing assets:
Non-accrual total loans	$20,028	$20,906	$21,156	$22,301	$28,717
Other real estate owned	2,244	1,624	943	1,924	3,459
Total	$22,272	$22,530	$22,099	$24,225	$32,176

Originated Non-performing assets/average assets	0.79%	0.91%	1.06%	1.27%	1.67%
Restructured loans in compliance with modified terms	$2,308	$1,702	$1,892	$1,604	$3,632

About Customers Bancorp, Inc. and Customers Bank

Customers Bancorp, Inc. is a bank holding company for Customers Bank based in Wyomissing, Pennsylvania. Customers Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania. Customers Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (“FDIC”). With assets of approximately $3.2 billion at December 31, 2012, Customers Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey. Customers Bancorp, Inc. has two pending acquisitions, CMS Bancorp, Inc. in White Plains, NY and Acacia Federal Savings Bank in Falls Church, VA. Customers Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

 “Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, as well as any changes in risk factors that may be identified in its quarterly or other reports filed with the SEC. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.